Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (File No. 333-257194) and Form S-8 (File Nos. 333-255469, 333-216677, 333-180085, 333-144355, 333-144369, 333-167445 and 333-171127) of our reports dated November 15, 2022, relating to the financial statements of TE Connectivity Ltd. and the effectiveness of TE Connectivity Ltd.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of TE Connectivity Ltd. for the fiscal year ended September 30, 2022.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

November 15, 2022